U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

CB Capital Investors, LLC ("CBCI, LLC") (FN 1)
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   (Last)               (First)                 (Middle)

c/o Chase Capital Partners
380 Madison Avenue - 12th Floor
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                                    (Street)

  New York             New York                 10017
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   1/1/2000
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Triton PCS Holdings, Inc. ("TPCS")
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

            ________________________________________
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6. If Amendment, Date of Original (Month/Day/Year)

   10/27/99
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7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 5)                 (Instr. 5)            (Instr. 5)
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
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

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      7. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
------------------------------------------------------------------------------------------------------------------------------------
Series C Preferred Stock     N/A        N/A         Class A Common Stock   533,510.63       23 for 1        D
(FN 2)
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

Explanation of Responses:

(1)   Pursuant to an internal reorganization effective as of January 1, 2000,
      (i) CB Capital Investors, LLC ("CBCI, LLC") became the successor to CB Capital Investors, L.P. ("CBCI, LP"), (ii) CB Capital Investors, Inc. ("CBCI, Inc.") became the managing member of CBCI, LLC and (iii) Chase Capital Partners ("CCP") became the manager, by delegation, of CBCI, LLC pursuant to a master advisory agreement with CBCI, Inc. The internal reorganization changed CBCI, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

(2) Prior to the closing of the initial public offering of Triton PCS Holdings, Inc., these shares were automatically converted into Class A Common Stock on a 23 for 1 basis.

CB CAPITAL INVESTORS, LLC

By: Chase Capital Partners, as Manager


By: /s/                                                     February   , 2000
    -----------------------------------------               -----------------
                                                                   Date

Title:                                       of Chase Capital Partners
      ---------------------------------------

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                                                                                  Title of
                                                                                 Derivative
                                                                               Securities and   Ownership
                                      Date of     Issuer Name,                Title and Amount     Form:     Nature of
                                       Event         Ticker       Title and     of Securities   Direct (D)    Indirect    Disclaims
Name and Address of    Designated    Requiring     or Trading     Amount of      Underlying         or       Beneficial   Pecuniary
  Reporting Person     Reporter(1)   Statement       Symbol       Security       Derivative      Indirect    Ownership   Interest(5)
                                                                                 Securities         (I)
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
John R. Baron          CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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Mitchell J. Blutt      CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               Yes
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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Chris C. Behrens       CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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Arnold L. Chavkin      CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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Eric Green             CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               Yes
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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Michael R. Hannon      CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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Donald J. Hofmann      CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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

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
Stephen P. Murray      CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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John M.B. O'Connor     CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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Susan L. Segal         CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               Yes
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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Shahan D. Soghikian    CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
50 California Street,
Suite 2940
San Francisco, CA
94111
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Jeffrey C. Walker      CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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Richard D. Waters      CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               Yes
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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Damion E. Wicker       CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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CCP European           CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
Principals, LLC        Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
c/o Chase Capital          LLC                   Inc. ("TPCS")      above                                  Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
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

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
CCP Principals, LLC    CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o  Chase Capital     Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 2 below
380 Madison Avenue
12th Floor
New York, NY 10017
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Chase Capital          CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
Corporation            Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
c/o Chase Capital          LLC                   Inc. ("TPCS")      above                                  Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
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Chase Capital
Partners               CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
380 Madison Avenue     Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
12th Floor                 LLC                   Inc. ("TPCS")      above                                  Note 3 below
New York, NY 10017
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CB Capital Investors,  CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
Inc. c/o Chase         Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Capital Partners           LLC                   Inc. ("TPCS")      above                                  Note 4 below
380 Madison
Avenue 12th Floor
New York, New York
10017
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The Chase Manhattan
Bank                   CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
270 Park Avenue        Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
35th Floor                 LLC                   Inc. ("TPCS")      above                                  Note 5 below
New York, NY 10017
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The Chase Manhattan    CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
Corporation            Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
270 Park Avenue            LLC                   Inc. ("TPCS")      above                                  Note 6 below
35th Floor
New York, NY 10017
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I. Robert Greene       CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Flatiron Partners  Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
257 Park Avenue South      LLC                   Inc. ("TPCS")      above                                  Note 7 below
12th Floor
New York, NY 10010
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Brian J. Richmand      CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                  LLC.                   Inc. ("TPCS")      above                                  Note 8 below
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann        CB Capital    January 1,   Triton PCS    See Table II  See Table II and       I     See               No
c/o Chase Capital      Investors,       2000       Holdings,      and FN 1       FN 2 above                Explanatory
Partners                   LLC                   Inc. ("TPCS")      above                                  Note 9 below
380 Madison Avenue
12th Floor
New York, NY 10017
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

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amount shown in Table II as directly owned securities represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the manager, by delegation, of CBCI, LLC, pursuant to an advisory agreement with CB Capital Investors, Inc. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CBCI, LLC.

3) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the non-managing member of CBCI, LLC and its manager, by delegation, pursuant to an advisory agreement with the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

4) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

5) The amount shown in Table II represents beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinate because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

6) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is (i) the sole stockholder of Chase Capital Corporation, which is a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, pursuant to an advisory agreement with its managing member, and (ii) the sole stockholder of The Chase Manhattan Bank (the sole stockholder of CB Capital Investors, Inc., the managing member of CBCI, Inc.). The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

7) The amount shown in Table II represents the beneficial ownership of the Issuer's securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

8) The amount shown in Table II represents the beneficial ownership of the Issuer's securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until December 31, 1999.

9) The amount shown in Table II represents the beneficial ownership of the Issuer's securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person was a general partner of CCP, the non-managing member of CBCI, LLC and its manager, by delegation, until July 1, 1999.